Exhibit 99.1

ResCare's Arbor Unit Awarded 3-Year, $90 Million NYC Contract

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Dec. 27, 2004--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for at-risk youth and people with special needs, today announced that its subsidiary Arbor Education and Training, LLC, (Arbor E&T) has been awarded a three-year, $90 million contract by the New York City Human Resources Administration to provide a range of services for people with disabilities who receive or have applied for Welfare benefits in the boroughs of Queens and Brooklyn. Under the contract Arbor will provide assessments, case management, rehabilitation assistance and job placement services. The contract also includes an option to renew for an additional three years.
    Arbor E & T provides comprehensive education, training and placement services through local, state and national employment assistance and Welfare to Work programs for adults and young people who have barriers to employment.
    "Arbor E & T offers exceptional services to the people who are entering the workforce for the first time or who have suffered a setback and need assistance in finding new job skills," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "This particular program is an excellent match for ResCare and Arbor in that we will be offering services to those with disabilities, which is where our core competencies are. Arbor has proven its expertise in the field over a number of years. We're excited we can continue that tradition for the people of Queens and Brooklyn."
    ResCare, founded in 1974, offers services to some 32,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

    CONTACT: ResCare, Inc., Louisville
             Nel Taylor, 502-394-2100